EXHIBIT 10.1

FIRST AMENDMENT TO MASTER LEASE AGREEMENT

This First Amendment to Master Lease Agreement (this “Amendment”), dated as of March 19, 2008, is made by and between FCP PROPCO, LLC, a Delaware limited liability company (“Landlord”), and STATION CASINOS, INC., a Nevada corporation, (“Tenant”).

R E C I T A L S:

WHEREAS, Landlord and Tenant are party to a Master Lease Agreement dated as of November 7, 2007 (the “Master Lease”).  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Master Lease;

WHEREAS, the parties desire to amend the definition of “Landlord’s Debt” in the Master Lease and to make clarifications to Article XI of the Master Lease.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, effective as of the date hereof:

1.             Amendments to Master Lease.

1.1.          The definition of “Landlord’s Debt” in Section 2.1 of the Master Lease is hereby deleted in its entirety and replaced with the following language:

“Landlord’s Debt”:   Collectively, (a) that certain mortgage loan in the principal amount of $1,800,000,000 made by Landlord’s Lender to Landlord, (b) that certain first mezzanine loan in the principal amount of $200,000,000 made by Landlord’s Lender to FCP MezzCo Borrower I, LLC, a Delaware limited liability company, (c) that certain second mezzanine loan in the principal amount of $175,000,000 made by Landlord’s Lender to FCP MezzCo Borrower II, LLC, a Delaware limited liability company, (d) that certain third mezzanine loan in the principal amount of $150,000,000 made by Landlord’s Lender to FCP MezzCo Borrower III, LLC, a Delaware limited liability company, (e) that certain fourth mezzanine loan in the principal amount of $150,000,000 made by Landlord’s Lender and assumed by FCP Mezzco Borrower IV, LLC, a Delaware limited liability company, (f) as to each of the foregoing loans, all accrued and unpaid interest thereon, all other obligations or liabilities due or to become due the applicable Landlord’s Lender pursuant to or in accordance with Landlord’s Loan Documents, and all other amounts, sums and expenses paid by or payable to Landlord’s Lender under or pursuant to Landlord’s Loan Documents, and (g) as to each of the foregoing loans, all Modifications, increases, reinstatements and refinancings thereof as may occur from time to time.”

1.2.          Section 11.1 of the Master Lease is amended (x) to amend the third sentence thereof to read as follows:

“Without limiting the foregoing, Tenant shall maintain with respect to each Facility (or to cause its Affiliate to which such Facility has been subleased to maintain) a reserve (“FF&E Reserve”) for capital and FF&E expenditures in an amount equal to (a) 2.5% of (i) gross revenues derived from operations of such Facility (including, without limitation, from operations of the hotel and casino components of such Facility) for the period in question minus (ii) the amount attributable to “comps” for such Facility during such period (the gross revenues net of such comps being referred to for purposes of this Section 11.1 as the “net revenues”), less (b) any amounts actually expended during such period by Tenant or the applicable Facility Subtenant on account of FF&E (other than from the FF&E Reserve, it being understood that amounts expended on account of FF&E from the FF&E Reserve shall not be included in any deductions from the FF&E Reserve deposit requirements) (the “Required FF&E Deposit”); provided that if the amount deducted for a period under clause (b) of this sentence exceeds the amount that would otherwise be payable into the FF&E Reserve under clause (a) of this sentence for such period, Tenant may reduce the Required FF&E Deposit for the next period by the amount of such excess.”;

and (y) by adding the following language after the third sentence,

“On or before each Rent Payment Date, Tenant shall fund or cause to be funded each FF&E Reserve based on Tenant’s good faith estimate of the Required FF&E Deposit for the previous month (i.e., Tenant’s good faith estimate of 2.5% of the net revenues of the corresponding Facility for the previous month minus the amounts actually expended by Tenant or the applicable Facility Subtenant on account of FF&E during such month); and concurrently with such funding Tenant shall provide to Landlord a written notice of the amount of such funding.  Within forty-five days of the end of each Fiscal Quarter, Tenant shall furnish Landlord with an Officer’s Certificate setting forth the actual net revenues and actual Required FF&E Deposit of each Facility for such Fiscal Quarter, including reasonable detail regarding the gross revenues of each such Facility and the comps and actual FF&E expenditures deducted to arrive at the net revenues and Required FF&E Deposit (the “FF&E Reserve Certificate”).  With respect to any Facility, if the amounts deposited into the FF&E Reserve for a Fiscal Quarter exceeds the actual Required FF&E Deposit for such Facility for such Fiscal Quarter (as set forth in the applicable FF&E Reserve Certificate), the excess amount shall be applied against the amount to be funded in the corresponding FF&E Reserve for the following month.  With respect to any Facility, if the amounts deposited into the FF&E Reserve for a Fiscal Quarter are less than the actual Required FF&E Deposit for such Facility for such Fiscal Quarter (as set forth in the applicable FF&E Reserve Certificate), Tenant shall fund, or cause to be funded, the difference into the corresponding FF&E Reserve, within five (5) Business Days of furnishing the applicable FF&E Reserve Certificate to Landlord.”

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2.             Covenants, Representations and Warranties of Landlord and Tenant.

2.1.          Each of Landlord and Tenant reaffirms all terms, covenants, representations and warranties (except to the extent such representations and warranties pertain solely to an earlier date as set forth in the Master Lease) that it made in the Master Lease, as amended hereby.

2.2.          Each of Landlord and Tenant represents and warrants that (a) it has the legal power and authority to enter into this Amendment without consent or approval by any third party (other than Landlord’s Lender, which consent will be obtained concurrently herewith) and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles affecting enforceability and (b) the execution and delivery by Landlord or Tenant, as applicable, of this Amendment has been duly authorized by all requisite action on the part of Landlord or Tenant, as applicable, and will not violate any provision of any of the organizational documents of Landlord or Tenant, as applicable.

2.3.          Each of Landlord and Tenant represents and warrants that, as of the date hereof, (a) no Default or Event of Default has occurred and is continuing; (b) no Default or Event of Default will occur as a result of the execution, delivery and performance by Landlord or Tenant of this Amendment; and (c) neither Landlord nor Tenant has given any notice of any uncured Default under the Master Lease.

3.             Effect Upon Loan Documents.

3.1.          Except as specifically set forth herein, the Master Lease shall remain in full force and effect and is hereby ratified and confirmed.

3.2.          The parties hereto specifically acknowledge and agree that the Master Lease, as hereby amended, is in full force and effect in accordance with its respective terms and has not been modified, except pursuant to this Amendment.

3.3.          A breach of any of the representations and warranties made herein shall constitute a Default under the Master Lease, subject to the notice and cure provisions provided therein.

4.             Governing Law. THIS AMENDMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAW OF THE STATE OF NEVADA.

5.             Counterparts.  This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:

FCP PROPCO, LLC, a Delaware limited liability company

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Authorized Signatory

TENANT:

STATION CASINOS, INC.

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
	Title:	Executive Vice President, Chief Accounting Officer & Treasurer

Landlord’s Lender hereby consents to this Amendment as of the date hereof.

GERMAN AMERICAN CAPITAL
CORPORATION, a Maryland corporation, in its
capacity as Mortgage Lender, First Mezzanine
Lender, Second Mezzanine Lender, Third
Mezzanine Lender, and Fourth Mezzanine Lender,
under Landlord’s Loan Documents

By:	/s/ John K. Beacham
Name: John K. Beacham
Title: Vice President

By:	/s/ Jeffrey E. Paige
Name: Jeffrey E. Paige
Title: Vice President

JPMORGAN CHASE BANK, N.A., a national
banking association, in its capacity as Mortgage
Lender, First Mezzanine Lender, Second Mezzanine
Lender, Third Mezzanine Lender and Fourth
Mezzanine Lender under Landlord’s Loan
Documents

By:	/s/ Michael Mesard
Name: Michael Mesard
Title: Executive Director